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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

(CHECK ONE): |X|Form 10-K   |_|Form 20-F    |_|Form 11-K    |_|Form 10-Q
             |_|Form 10-D   |_|Form N-SAR   |_|Form N-CSR

             For Period Ended:  December 31, 2007
                                ------------------------------------------------


             |_|   Transition Report on Form 10-K

             |_|   Transition Report on Form 20-F

             |_|   Transition Report on Form 11-K

             |_|   Transition Report on Form 10-Q

             |_|   Transition Report on Form N-SAR

             For the Transition Period Ended:
                                                --------------------------------


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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION
                 HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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        If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION


 MADISON EXPLORATONS, INC.
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Full Name of Registrant


N/A
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Former Name if Applicable


1100 E. 29th St. #153
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Address of Principal Executive Office (STREET AND NUMBER)



North Vancouver, British Columbia, Canada V7K 1C2
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City, State and Zip Code


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PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


          |    a)       The reason described in reasonable detail in Part III
          |             of this form could not be eliminated ( without
          |             unreasonable effort or expense
          |
          |    b)       The subject annual report, semi-annual report,
   /x/    |             transition report on Form 10-K, Form 20-F, Form 11-K,
          |             Form N-SAR or Form N-CSR, or portion thereof, will be
          |             filed on or before the fifteenth calendar day
          |             following the prescribed due date; or the subject
          |             quarterly report or transition report on Form 10-Q or
          |             subject distribution report on Form 10-D, or portion
          |             thereof, will be filed on or before the fifth
          |             calendar day following the prescribed due date; and
          |
          |    (c)      The accountant's statement or other exhibit required
          |             by Rule 12b-25(c) has been attached if ( applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q,10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The Registrant is unable to file the subject report in a timely manner because the Registrant was not able to complete timely its financial statements without unreasonable effort or expense.

                         (Attach extra Sheets if Needed)
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                          PART IV -- OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to thisnotification

         Joseph Gallo                        (206)           202-4519
         ---------------------------------   -------------   -------------------
         (Name)                               (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s). Yes |X| No |_|


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                       Yes |_|     No |X|

           If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           MADISON EXPLORATIONS, INC.
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                  (Name of Registrant as Specified in Charter)

         has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  April 1, 2008                        By  /s/Joseph Gallo
      --------------------------               ---------------------------------
      Date                                     Title Chief Executive Officer